UNITED STATES                    OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION          OMB NUMBER: 3235-0058
                                                        Average estimated burden
                                                        hours Washington, D.C.
                                                        per response........2.50
                        FORM 12B-25
                                                        SEC FILE NUMBER
                NOTIFICATION OF LATE FILING

(Check one):  X  Form 10-K    Form 11-K    Form 20-F    Form 10-Q    Form N-SAR
            ----         ----         ----         ----         ----

For Period Ended: September 30, 1998
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Read Instructions (on back page) Before Preparing Form. Please Print or Type.
Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Integrated Spatial Information Solutions, Inc.
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Full Name of Registrant

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Former Name if Applicable
13119 Professional Drive, #200
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Address of Principal Executive Officer (Street and Number)

Jacksonville, FL 32225
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

                 (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                      effort or expense;
    X            (b)  The subject annual report or semi-annual report/portion
---------             thereof will be filed on or before the fifteenth calendar
                      day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                 (c)  The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

     The Company is awaiting finalization of certain data which will not become available in sufficient time for filing of Form 10-KSB by the due date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

     Frederick G. Beisser               303                        274-8708
     --------------------------      ---------                ------------------
         (Name)                     (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).                                    X   yes       no
                                                              -----      -----

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                      yes    X   no
                                                              -----      -----
     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                 Integrated Spatial Information Solutions, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   December 29, 1998               By: /s/ Frederick G. Beisser
      ---------------------                 ----------------------------
                                            Frederick G. Beisser
                                            Vice President - Finance &
                                            Administration

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.